Exhibit 99.1

June  16,  2010

Media Relations Contacts:

Andrew Shane

(972)453-6473

andrew.shane@supermedia.com

Investor Relations Contact:

Cliff Wilson

(972) 453-6188

cliff.wilson@supermedia.com

SuperMedia Appoints Chairman of the Board

Douglas Wheat, Chairman of AMN Healthcare Services, Inc., To Begin July 1; Interim Chairman, Tom Rogers, Continues to Serve on Board

DALLAS — SuperMedia (NASDAQ:SPMD) today announced the appointment of Douglas Wheat as the chairman of the board, effective July 1. Tom Rogers, who has served as interim chairman of the board since January 1 of this year, will continue to serve on the board.

With this appointment, SuperMedia’s board of directors has increased from nine to 10 members. Mr. Wheat, like the other members of the board, was appointed to a term that will expire at the annual meeting of stockholders to be held in 2011.

“Doug has been successful in every facet of his career and brings a tremendous perspective and a diverse background to our company,” said Scott W. Klein, CEO of SuperMedia Inc.   I look forward to working with Doug as we continue the transformation of our business.  “I appreciate all of Tom’s efforts and continued support as interim chairman.  His guidance and dedication have been an important ingredient of our progress.

Mr. Wheat currently serves as chairman of AMN Healthcare Services Inc., one of the leading temporary healthcare staffing companies in the world. He previously served as a director of Playtex Products Inc. from 1995 to 2007, including serving as Chairman from 2004 to 2006.

Among other boards, Mr. Wheat has served as a member of the boards of Dr. Pepper/Seven-Up Companies Inc., Thermadyne Industries Inc., Sybron International Corporation, Smarte Carte Corporation, Nebraska Book Corporation and ALC Communications Corporation.  Since 2008, he has served as Managing Partner of Southlake Equity Group (formerly Challenger Equity Group), a private investment firm.

Prior to Southlake Equity Group, he served as co-founder and chairman of Foxbridge Partners, a private equity firm from 2006 to 2007 and as president of Haas Wheat & Partners, a private investment firm specializing in strategic equity investments and leveraged buyouts of middle market companies from 1992 to 2006.  Mr. Wheat also held various leadership and senior management positions at Grauer & Wheat and Donaldson Lufkin & Jenrette Securities Corporation earlier in his career.

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About SuperMedia LLC

SuperMedia LLC (“SuperMedia”) is the advertising agency for local small- to medium-sized businesses across the United States. SuperMedia specializes in results. Click-here results. Ring-the-phone results. Knock-on-the-door results.

SuperMedia’s advertising products and services include: the award-winning SuperGuarantee® program, the SuperTradeExchange® program, Verizon® Yellow Pages, FairPoint® Yellow Pages, Superpages.com®, EveryCarListed.com®, Switchboard.comSM, LocalSearch.comSM, Superpages Mobile® and SuperpagesDirect® direct mail products. For more information, visit www.supermedia.com.

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